UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report  August 11, 2006

Commission File Number 000-27261

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Item 8.01.  Other Events.

New Price for Common Stock and Trade Date Established.

Effective August 11, 2006, the Board of Directors established the price of the CH2M HILL common stock at $18.70 per share.  This price is a 4.9% increase from the price of CH2M HILL common stock that was set by the CH2M HILL Board of Directors on May 11, 2006.  For an explanation of CH2M HILL’s historical financial performance, see CH2M HILL’s financial information included in CH2M HILL’s public filings with the United States Securities and Exchange Commission which may be accessed on the Commission’s web site located at http://www.sec.gov.

The next trade date on CH2M HILL’s internal market is September 8, 2006.  Those eligible participants who wish to buy or sell CH2M HILL common stock on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than September 1, 2006.  All eligible participants will receive detailed information about the trade date and how to participate directly from NTB.

The price of the CH2M HILL common stock is established by the Board of Directors pursuant to the following valuation methodology:

Share Price = [(7.8 x M x P) + (SE)]/CS

The following table sets forth information concerning the various factors and values used by the Board of Directors to determine the new stock price.  For an explanation of the factors and values used by the CH2M HILL Board of Directors in setting the price of the common stock, see the section titled “ INTERNAL MARKET INFORMATION — Stock Price Determined by Board of Directors” in our prospectus dated February 27, 2004 and amended as of April 21, 2004 which you can find at http://www.sec.gov or receive from CH2M HILL by calling (303) 771-0900.

Effective Date	Price Per Share	M(1)	P(2) (in thousands)	SE(3) (in thousands)	CS(4) (in thousands)
August 11, 2006	$18.70	1.0	38,074	345,509	34,351

The factors and values in the table above are defined as follows:

(1)  “M” is the market factor, which is subjectively determined in the sole discretion of the Board of Directors.  In determining the market factor, the Board of Directors takes into account numerous factors further described in our prospectus in determining the fair market value of the common stock.

(2)  “P” is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date.  For purposes of setting the price of the common stock this quarter, the Board excluded $43.3 million of profit after tax from the third quarter of 2005 in the “P” parameter; the amount is not excluded from other stock valuation parameters.  See following discussion.

(3)  “SE” is total shareholders’ equity, which includes intangible items, as set forth on CH2M HILL’s quarterly or annual financial statements for the relevant period.  For purposes of setting the price of the common stock, the Board excluded from the “SE” parameter the accumulated other comprehensive loss of $15.9 million, which includes (i) a non-cash reduction in shareholders’ equity for a minimum pension liability adjustment in the amount of $17.5 million, net of tax, (ii) a non-cash increase in shareholders’ equity due to an unrealized gain on marketable equity securities in the amount of $1.3 million, net of tax, and (iii) a non-cash increase in shareholders’ equity of $0.3 million related to foreign currency translation adjustments.  We anticipate that the balance reflected in accumulated other comprehensive loss as reported on the consolidated balance sheet for the relevant period will continue to be excluded from the “SE” parameter on a going forward basis.

(4)  “CS” is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceding the trade date, calculated on a fully diluted basis.  By comparison, the year to date weighted average number of shares of common stock as reflected in the diluted earnings per share calculation in CH2M HILL financial statements is 33,179,423.

Rocky Flats Additional Earnings.  During the third quarter of 2005, CH2M HILL recorded an incremental fee of $71.2 million ($43.3 million, net of tax) related to our joint venture, Kaiser-Hill Company, LLC, as a result of favorable performance against the agreed upon target closure costs, the schedule to achieve site closure, and its job site safety.

As described in our prospectus, under the CH2M HILL stock price valuation methodology, the Board of Directors has the discretion to review events and exclude nonrecurring or unusual transactions from certain of the parameters used in stock price valuation.  Transactions are considered nonrecurring or unusual if the market would not generally take them into account in valuing an equity security.

The Board determined that these additional earnings from Rocky Flats were an unusual transaction because it represents nonrecurring earnings that the market would not take into account in valuing comparable equity securities.  Therefore, for stock valuation purposes, the impact on our profit after tax of $43.3 million was excluded from the “P” (profit after tax) parameter.  This impact remains in the “SE” (total shareholders’ equity) parameter because it is part of our cumulative earnings history, i.e. an increase to our retained earnings.

The factors influencing the Board’s decision included the performance fee structure of the Rocky Flats contract, which called for Kaiser-Hill to receive a base fee affected, up or down, by its performance against the agreed site target closure costs. The incremental fee recorded in the third quarter of 2005 resulted from CH2M HILL’s ability to estimate the performance fee to be earned due to the elimination of job site risks and other contract uncertainties as well as its declaration of physical completion of the site on October 13, 2005.

Historical Prices for CH2M HILL Common Stock

The prices for CH2M HILL common stock for the past three years have been:

Effective Date	Price Per Share	Percentage Price Increase (Decrease)
November 7, 2003	11.88	(1.3)%
February 13, 2004	12.07	1.6%
May 6, 2004	12.11	0.3%
August 6, 2004	13.04	7.7%
November 5, 2004	14.65	12.3%
February 11, 2005	14.92	1.8%
May 12, 2005	14.94	0.1%
August 12, 2005	15.11	1.1%
November 11, 2005	16.73	10.7%
February 10, 2006	18.72	11.9%
May 11, 2006	17.83	(4.8)%
August 11, 2006	18.70	4.9%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: August 11, 2006	By:	/s/ Samuel H. Iapalucci
Samuel H. Iapalucci
		Its:	Executive Vice President and Chief Financial Officer